EXHIBIT 99.1

Rick Abshire
                         (713) 881-3609
FOR IMMEDIATE RELEASE

ADAMS RESOURCES ANNOUNCES FIRST QUARTER 2015
 EARNINGS AND DIVIDEND

Houston (May 7, 2015) -- Adams Resources & Energy, Inc., (NYSE MKT - AE), announced first quarter 2015 unaudited net earnings of $3,097,000 or $.73 per common share on revenues of $555,573,000.  This compares to first quarter 2014 unaudited net earnings of $5,363,000 or $1.27 per common share.  Net cash provided by operating activities totaled $12,131,000 for the three-month period ended March 31, 2015.

Thomas S. Smith, President and Chief Executive Officer, attributed the earnings reduction to a sharp drop in crude oil prices for the comparative first quarter of 2015.  In the first quarter 2014, crude oil prices were increasing and the Company recognized a $2,629,000 pre-tax inventory liquidation gain.  Such item did not recur during 2015. Mr. Smith added that in contradiction to current industry trends, the Company’s crude oil marketing operation experienced a fourteen percent volume increase relative to the 2014 period.  It was noted that this trend may not continue as the Company’s suppliers curtail new well drilling activity.

A summary of operating results follows:

	First Quarter
	2015	2014

Operating Earnings (Expense)
Crude oil marketing	$8,848,000	$9,370,000
Transportation	1,125,000	1,175,000
Oil and gas	(1,725,000)	121,000
Administrative expenses	(3,331,000)	(2,254,000)
	4,917,000	8,412,000
Interest income (expense), net	74,000	42,000
Income tax (provision) benefit	(1,894,000)	(3,091,000)
Net earnings	$3,097,000	$5,363,000

The Company also announced that its Board of Directors declared a quarterly cash dividend in the amount of $.22 (twenty-two cents) per common share, payable on June 17, 2015 to shareholders of record as of June 3, 2015.

The Company’s quarterly report on Form 10-Q for the period ended March 31, 2015 will be filed with the Securities and Exchange Commission on May 8, 2015 and will be available on the Company’s website at “adamsresources.com”.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions and potential adverse world economic conditions, (b) fluctuations in hydrocarbon commodity prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability and cost of capital, (j) results of current items of litigation, (k) uninsured items of litigation or losses, (l) uncertainty in reserve estimates and cash flows, (n) successful drilling activity and the ability to replace oil and gas reserves, (m) security issues related to drivers and terminal facilities, (o) demand for chemical based trucking operations, (p) financial soundness of customers and suppliers.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except per share data)
	Three Months Ended
	March 31,	March 31,
	2015	2014

Revenues	$555,573	$949,189

Costs, expenses and other	(550,582)	(940,735)
Income tax (provision)	(1,894)	(3,091)

Net earnings	$3,097	$5,363

Earnings per share:
Basic and diluted net earnings per common share	$.73	1.27

Dividends per common share	$.22	$.22

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	March 31,	December 31,
	2015	2014

ASSETS
Cash and marketable securities	$88,132	$80,184
Other current assets	144,629	170,761
Total current assets	232,761	250,945

Net property & equipment	81,635	84,871
Deposits and other assets	5,128	4,998
	$319,524	$340,814

LIABILITIES AND EQUITY
Total current liabilities	$146,054	$168,603
Deferred tax and other liabilities	13,803	14,714
Shareholders’ equity	159,667	157,497
	$319,524	$340,814